Exhibit 10.2
Summary of Non-Management Director Compensation
     On September 18, 2008, the Board of Directors of The Williams Companies, Inc. approved the following annual compensation for non-management directors payable on the date of the company’s Annual Meeting of Stockholders:

Board cash retainer	$110,000

Restricted stock units	$115,000 in value (the number of restricted stock units to be awarded will be based on the closing common stock price on the date of grant)

Additional cash retainers:

Lead Director	$25,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Other Committee Chairs	$10,000
Special litigation committee member	$10,000